SCHEDULE 14A
                                 (Rule 14a-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                           SCHEDULE 14A INFORMATION

                   Proxy Statement Pursuant to Section 14(a)
                     of the Securities Exchange Act of 1934
                             (Amendment No.      )

Filed by the Registrant [x]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ] Preliminary Proxy Statement
[x] Definitive Proxy Statement
[ ] Definitive Additional Materials
[ ] Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                               NEFF CORPORATION
               (Name of Registrant as Specified in Its Charter)

                                      N/A
   (Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of filing fee (Check the appropriate box):

[x] No fee required.
[ ] Fee computed on the table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

    (1) Title of each class of securities to which transaction applies:
    (2) Aggregate number of securities to which transactions applies:
    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
    (4) Proposed maximum aggregate value of transaction:
    (5) Total fee paid:

[ ] Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

    (1) Amount Previously Paid:
    (2) Form, Schedule or Registration Statement No.:
    (3) Filing Party:
    (4) Date Filed:

                           [GRAPHIC OMITTED NEFF LOGO]


                                                                   May 20, 2000

Dear Stockholder:

     Please accept this invitation to attend our Annual Meeting of Stockholders on June 19, 2000 at 10:00 a.m. This year's meeting will be held at the Hilton Miami Airport & Towers, 5101 Blue Lagoon Drive, Miami, Florida.

     At the Annual Meeting you will be asked to (1) elect directors and (2) ratify the selection of Neff's independent auditors for the year ending December 31, 2000. Your vote is important. I urge you to complete, sign and return the enclosed proxy card. This way, your shares will be voted as you direct, even if you do not attend the meeting. By returning the proxy card promptly, you will help Neff avoid additional solicitation costs.

   I look forward to seeing you on June 19, 2000.

                                              Sincerely,

                                              /s/ KEVIN P. FITZGERALD
                                              --------------------------
                                              Kevin P. Fitzgerald
                                              President and
                                                Chief Executive Officer

                                  NEFF CORP.

                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD JUNE 19, 2000

To Our Stockholders:

     The 2000 Annual Meeting (the "Annual Meeting") of Stockholders of Neff Corp. ("Neff" or the "Company") will be held at the Hilton Miami Airport & Towers, 5101 Blue Lagoon Drive, Miami, Florida, on June 19, 2000 at 10:00 a.m. eastern daylight savings time. The purpose of the meeting is to consider and act upon the following:

     1. The election of two Directors to serve for the ensuing three years.

     2. The selection of Deloitte & Touche as Neff's independent public accountants for the year ending December 31, 2000.

     3. The transaction of such other business as may properly come before the meeting or any adjournment thereof.

     Stockholders of record at the close of business on May 16, 2000 are entitled to notice of and to vote at the Annual Meeting.

                                              /s/ KEVIN P. FITZGERALD
                                              ----------------------------------
                                              Kevin P. Fitzgerald
                                              President, Chief Executive Officer
                                                and Secretary

PLEASE FILL OUT, DATE AND SIGN THE ENCLOSED FORM OF PROXY AND RETURN IT IN THE ACCOMPANYING POSTAGE PAID ENVELOPE, EVEN IF YOU PLAN TO ATTEND THE MEETING. YOU MAY REVOKE YOUR PROXY IN WRITING OR AT THE ANNUAL MEETING, IF YOU WISH TO VOTE IN PERSON.

                                  NEFF CORP.
                  3750 N.W. 87th Avenue, Miami, Florida 33178

                                PROXY STATEMENT
                                 May 20, 2000

     The Board of Directors is soliciting proxies to be used at the 2000 Annual Meeting to be held at 10:00 a.m. eastern daylight savings time, June 19, 2000 at the Hilton Miami Airport & Towers, 5101 Blue Lagoon Drive, Miami, Florida.

     This Proxy Statement and an accompanying proxy are being mailed to stockholders on or about May 22, 2000. The 1999 Annual Report, which includes audited financial statements for the year ended December 31, 1999 was previously mailed to Neff's stockholders. The Consolidated Balance Sheets as of December 31, 1999 and 1998 and the Consolidated Statements of Operations, the Consolidated Statements of Stockholders' Equity, the Consolidated Statements of Cash Flows, and the Notes to Consolidated Financial Statements (each of such Statements being for the years ended December 31, 1999, 1998 and 1997), contained in Neff's 1999 Annual Report, are incorporated herein by reference to that Report.

Who Can Vote

     Record holders of Class A Common Stock at the close of business on May 16, 2000 are entitled to notice of and to vote at the meeting. On that date, there were 16,065,350 shares of Class A Common Stock and 5,100,000 shares of Class B Special Common Stock outstanding. Each Stockholder has one vote for each share of Class A Common Stock and one vote for each share of Class B Special Common Stock. Holders of Class A Common Stock and Class B Special Common Stock will vote together, without regard to class, on the matters to be voted upon at the meeting. Holders of Class A Common Stock have 75.9% of the general voting power; holders of Class B Special Common Stock have the remaining 24.1% of the general voting power.

How You Can Vote

     If you sign and return the proxy before the Annual Meeting, we will vote your shares as specified in the proxy. You may specify on your proxy whether your shares should be voted for both, one or none of the nominees for director. If you do not indicate any specific voting instructions, the proxy will be voted in favor of the two Directors nominated and in the named Proxies' discretion as to other matters at the Annual Meeting.

How You Can Revoke Your Proxy

     You can revoke your proxy at any time before it is exercised by:

     /bullet/ submitting written notice of revocation to the Secretary of the Company;

     /bullet/ submitting another proxy that is properly signed and later dated;
              or

     /bullet/ voting in person at the Annual Meeting.

Required Votes

     A majority of the votes that could be cast in the election or on a proposal by stockholders who are either present in person or represented by proxy at the Annual Meeting is required to elect the nominees for director and to approve the proposal to select Deloitte & Touche as Neff's independent public accountants for the year ending December 31, 2000.

     The total number of votes that could be cast at the Annual Meeting is the number of votes actually cast plus the number of abstentions. Abstentions are counted as shares present at the Annual

Meeting for purposes of determining whether a quorum exists and have the effect of a vote "against" any matter as to which they are specified.

     Rule 452 of the New York Stock Exchange permits its members to vote shares held by them as nominees on certain discretionary or routine matters without instructions from the beneficial owner, provided that the broker has furnished the beneficial owner with proxy materials and received no voting instructions in advance of the Annual Meeting. If a matter is not discretionary or routine for Rule 452 purposes, a broker or bank is not permitted to vote stock held in street name on such matter in the absence of instructions from the beneficial owner of the stock. These "non-voted Shares" may or may not be considered present and entitled to vote depending on the nature of the matter upon which a vote is being taken. If the broker holding your shares in street name indicates to us on a proxy that you have not voted and it lacks discretionary authority to vote your shares, we will not consider your shares present or entitled to vote for any purpose at the Annual Meeting.

Other Matters to be Acted Upon at the Annual Meeting

     We do not know of any other matters to be presented or acted upon at the Annual Meeting. If, however, any other matter is properly presented at the Annual Meeting, shares represented by proxies will be voted in accordance with the judgment of the person or persons voting those shares.

               OWNERSHIP OF SHARES BY CERTAIN BENEFICIAL OWNERS

     The following table sets forth, as of April 18, 2000, information regarding the beneficial ownership of Class A Common Stock and Class B Special Common Stock by (1) each person whom Neff knows beneficially to own 5% or more of any class of Neff's voting securities; (2) each director, Neff's Chief Executive Officer and each of Neff's two other most highly compensated executive officers and (3) all directors and executive officers as a group. Unless otherwise indicated, (1) each such Stockholder has sole voting and investment power with respect to the shares beneficially owned by such Stockholder and (2) has the same address as Neff.

                                    Number of Shares                              Number of Shares
                                       of Class A           Percent of Class     of Class B Special     Percent of Class
Name of Beneficial Owner            Common Stock (1)              Owned           Common Stock (1)           Owned
-----------------------------   ------------------------   ------------------   --------------------   -----------------
Jorge Mas ...................           3,802,744(2)(3)            18.0%                     --                 --
Juan Carlos Mas .............           2,381,303(2)(4)            11.3                      --                 --
Jose Ramon Mas ..............           2,381,303(2)(5)            11.3                      --                 --
General Electric Capital
  Corporation ...............           5,100,000(6)               24.1               5,100,000(6)             100%
Santos Fund I, L.P. .........             900,000(7)                4.3                      --                 --
Kevin P. Fitzgerald .........             403,276(2)                1.9                      --                 --
Peter G. Gladis .............              29,554                     *                      --                 --
Mark H. Irion ...............               1,666                     *                      --                 --
Arthur B. Laffer ............               2,000                     *                      --                 --
Joel-Tomas Citron ...........               4,000                     *                      --                 --
Michael Markbreiter .........                  --                     *                      --                 --
Paul E. Dean ................                  --                     *                      --                 --
All directors and executive
  officers as a group
  (10 persons) ..............           9,005,846(2)               42.5%                     --                 --

----------------
 *  Less than 1 percent.

(1) A person is deemed as of any date to have "beneficial ownership" of any security that such person has a right to acquire within 60 days after such date. Shares that each identified person has a right to acquire within 60 days of the date of the table set forth above are deemed to be outstanding in calculating the percentage ownership of such stockholder, but are not deemed to be outstanding when calculating the percentage ownership of any other person.
(2) Excludes shares beneficially owned through Santos Fund I, L.P. ("Santos").
(3) Includes shares beneficially owned by Jorge Mas Holding I, Limited Partnership.
(4) Includes shares beneficially owned by Juan Carlos Mas Holding I, Limited Partnership.
(5) Includes shares beneficially owned by Jose Ramon Mas Holding I, Limited Partnership.
(6) Includes shares owned by GECFS, Inc., an affiliate of General Electric Capital Corporation ("GE Capital"). All of these shares are convertible into Class A Common Stock. GE Capital's and GECFS, Inc.'s address is 777 Long Ridge Road, Building B, First Floor, Stamford, CT, 06927.
(7) Santos is beneficially owned by Jorge Mas, Juan Carlos Mas, Jose Ramon Mas and Kevin P. Fitzgerald.

                                   PROPOSAL 1

                             Election of Directors

     Pursuant to Neff's Certificate of Incorporation, the Directors are divided into three classes serving three year terms. Two Directors, comprising one class of Directors, are to be elected at the Annual Meeting. Mr. Juan Carlos Mas and Mr. Jose Ramon Mas have been nominated for election as Directors to hold office until the 2002 Annual Meeting and until their successors have been elected and shall qualify. Proxies may not be voted for more than two Directors.

                                                   Principal Occupations                  Director     Term to
Name                         Age                 and Other Directorships*                   Since      Expire
-------------------------   -----   --------------------------------------------------   ----------   --------
Juan Carlos Mas .........    34     Principal occupations: President, Construction         1995         2003
                                    Division, Church & Tower, a subsidiary of MasTec,
                                    Inc.
                                    Other directorships: Church & Tower.

Jose Ramon Mas ..........    28     Principal occupations: President,                      1995         2003
                                    Telecommunications Division, Church & Tower, a
                                    subsidiary of MasTec, Inc.
                                    Other directorships: none.

     Terms of office of the four directors named below will continue until the Annual Meeting in the years indicated.

                                                        Principal Occupations                   Director     Term to
Name                             Age                  and Other Directorships*                    Since      Expire
-----------------------------   -----   ----------------------------------------------------   ----------   --------
Jorge Mas ...................    37     Principal occupations: Chairman of the Board,            1995         2001
                                        MasTec, Inc. since January 1998, Chief Executive
                                        Officer, MasTec, Inc. from March 1994 to October
                                        1999.
                                        Other directorships: First Union National Bank

Kevin P. Fitzgerald .........    43     Principal occupations: President and Chief               1995         2001
                                        Executive Officer, Neff Corp. since 1995, Senior
                                        Vice President, Houlihan Lokey Howard and
                                        Zukin, from 1991 to 1995.
                                        Other directorships: Geoworks Corporation.

Paul E. Dean ................    62     Principal occupations: Senior executive of the Dow       2000         2001
                                        Chemical Corporation, retired.

Arthur B. Laffer ............    59     Principal occupations: Chief Executive Officer,          1998         2002
                                        Laffer Advisors, Inc., Chief Executive Officer,
                                        Calport Asset Management.
                                        Other directorships: Chairman of the Board, Laffer
                                        & Associates, director of Nicholas Applegate
                                        Mutual Funds, Coinmach Laundry Corporation,
                                        Oxigene, Inc. and MasTec, Inc.

                                                        Principal Occupations                   Director     Term to
Name                             Age                  and Other Directorships*                    Since       Expire
-----------------------------   -----   ----------------------------------------------------   ----------   ---------
Joel-Tomas Citron ...........    36     Principal occupations: Chief Executive Officer,          1998         2002
                                        MasTec, Inc. since October 1999 and President,
                                        MasTec, Inc. since May 1999, Managing Partner,
                                        Triscope Capital, LLC, a private investment
                                        partnership from January 1998 to December 1998,
                                        Chairman of the Board, Proventus AB from
                                        January 1992 to December 1997.
                                        Other directorships: MasTec, Inc., Telergy, Inc.

Michael Markbreiter .........    37     Principal occupations: Management consulting and         2000         2002
                                        investing for Displaytech, Inc. since February 2000
                                        and Teletrax, Inc. since September 1999, portfolio
                                        manager for Kingdon Capital Management Corp., a
                                        manager of investment funds from March 1995 to
                                        December 1998.
                                        Other directorships: Alyn Corp., Impax
                                        Laboratories.

----------------
* The business histories set forth in these tables cover a five-year period.

     Jorge Mas, Juan Carlos Mas and Jose Ramon Mas, all of whom are members of the Board of Directors, are brothers. There are no other family relationships among the members of the Board of Directors.

     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE TWO NOMINEES.

               COMMITTEES AND MEETINGS OF THE BOARD OF DIRECTORS

     The Board of Directors has established an Audit Committee. The Audit Committee has the power and authority to initiate or review the results of all audits or investigations into the business affairs of the Company and its subsidiaries, and to conduct pre- and post-audit reviews with the Company's management, financial employees and independent auditors. Messrs. Laffer and Citron were appointed to the Audit Committee in 1998. The Audit Committee met once in 1999. Mr. Citron resigned from the Audit Committee in October 1999 after he became an executive officer of MasTec, Inc., an affiliate of the Company. In May 2000, the Company appointed Messrs. Markbreiter and Dean to serve on the Audit Committee with Mr. Laffer.

     In 1999, the entire Board of Directors determined the compensation of the Company's Chief Executive Officer and all other corporate officers and administered the Neff Corp. 1998 Incentive Stock Plan (the "1998 Plan") and the Neff Corp. 1999 Incentive Stock Plan (the "1999 Plan").

     The Board of Directors met four times in 1999. No incumbent member of the Board of Directors attended fewer than 75% of the total number of meetings held by the Board of Directors.

     In March 2000, the Board of Directors formed a special committee to evaluate a merger proposal received by the Board of Directors from Neff Investors, Inc., a corporation in which General Electric Capital Corporation and Kevin Fitzgerald will be stockholders, and any other business combination proposals the Company receives. The members of the special committee are Messrs. Laffer, Markbreiter and Dean. Any business combination transaction involving the Company would be subject to approvals by the special committee and the Board of Directors, shareholder approval, the negotiation and execution of mutually satisfactory definitive agreements and other customary conditions. The Company can not assure its stockholders that any agreements relating to the proposal will be reached or that any transaction will be consummated.

                CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     MasTec, Inc., an affiliate of the Company controlled by four of the Company's Directors, Jorge Mas, Juan Carlos Mas, Jose Ramon Mas and Joel-Tomas Citron, purchased and leased construction equipment from the Company in 1999. Revenues from MasTec, Inc. during 1999 were $4,589,559. The Company believes that these payments were equivalent to the payments that would have been made between unrelated parties acting at arm's length.

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     The Directors and executive officers of Neff are required to file reports of initial ownership and changes of ownership of Class A Common Stock with the Securities and Exchange Commission and with the New York Stock Exchange. To the Company's best knowledge, based solely on review of copies of such reports furnished to the Company and written representations that no other reports were required, the required filings of all Directors and executive officers were filed timely, with the exception of the Form 3 for Mr. Markbreiter, which was filed late and the Form 3 for Mr. Irion, which was filed late.

                      EXECUTIVE AND DIRECTOR COMPENSATION

Executive Compensation

     The following table sets forth information regarding the compensation for services in all capacities to the Company and its subsidiaries, of the Chief Executive Officer and each of the other two most highly paid executive officers whose total compensation for 1999 exceeded $100,000 and two former executive officers who would have been named officers but for the fact that they was not serving as executive officers of the Company on December 31, 1999 ("named executive officers").

                          Summary Compensation Table

                                                                        Securities
                                                                        Underlying
Name and Principal Position      Year       Salary        Bonus        Options/SARs
-----------------------------   ------   -----------   -----------   ----------------
Kevin P. Fitzgerald .........   1999      $250,000      $250,000               --
 President and Chief            1998       250,000       300,000          407,220(1)
 Executive Officer              1997       246,000       150,000               --

Peter G. Gladis .............   1999      $225,000      $ 75,000               --
 Senior Vice President,         1998       185,000        75,000           60,000
 Neff Rental, Inc.              1997       150,000        75,000               --

Mark H. Irion(2) ............   1999      $110,000      $ 50,000               --
 Chief Financial Officer        1998        25,600         5,000            5,000

Bonnie S. Biumi(3) ..........   1999      $ 86,000            --               --
 Chief Financial Officer        1998       175,000      $ 60,000           35,000
                                1997            --            --               --

Robert G. Warren(4) .........   1999      $ 71,150            --               --
 Senior Vice President,         1998       160,000      $ 50,000           45,000
 Neff Machinery, Inc.           1997       155,000        25,000               --

----------------
(1) In 1995, Mr. Fitzgerald and the Company entered into an option agreement granting him an option to purchase shares of Common Stock representing 3% of the issued and outstanding Common Stock of the Company for an aggregate purchase price of approximately $1.6 million. Upon consummation of the Company's initial public offering in May 1998, the number of shares subject to this option was increased by 207,220 shares in order to maintain his 3% ownership interest in the Company. No further options will be granted to Mr. Fitzgerald pursuant to the 1995 option agreement. Also in 1998, Mr. Fitzgerald received options to purchase 200,000 shares of Common Stock pursuant to the 1998 Plan. In 1999, Mr. Fitzgerald transferred options to purchase 428,610 shares of Common Stock to his ex-wife.
(2) Mr. Irion commenced work as the Chief Financial Officer of the Company's wholly-owned subsidiary, Neff Rental, Inc. in September 1998 at an annual salary of $92,000. He became the Company's Chief Financial Officer in May 1999.
(3) Ms. Biumi commenced work for the Company on December 29, 1997. Ms. Biumi resigned from the Company in May 1999.
(4) Mr. Warren resigned from the Company in April 1999. In addition to the amounts shown in the table, in April 1999 Mr. Warren received a severance payment of $185,000 upon his resignation in accordance with the terms of a Severance Agreement between himself and the Company. The terms of this Severance Agreement are described below in "Employment Agreements; Change in Control Arrangements."

Stock Option Grants and Exercises

     No stock options were granted to the named executive officers in 1999 and none of the named executive officers exercised any options in 1999. No awards under the Company's long-term incentive plan, the Phantom Stock Option Plan, were granted to the named executive officers in 1999.

     The following table provides information related to the number and value of options held by the named executive officers at the end of 1999. The last sales price of Class A Common Stock as reported by the New York Stock Exchange on December 31, 1999 was $6.375.

                         Fiscal Year End Option Values

                                   Number of Securities Underlying        Value of Unexercised
                                    Unexercised Options at Fiscal        "In-the-Money" Options
                                              Year End                   at Fiscal Year End (1)
                                   -------------------------------   ------------------------------
Name                                Exercisable     Unexercisable     Exercisable     Unexercisable
--------------------------------   -------------   ---------------   -------------   --------------
Kevin P. Fitzgerald,
  President and Chief
  Executive Officer                   395,276          33,334         $1,296,168         $6,167

Peter G. Gladis, Senior Vice
  President, Neff Rental, Inc.         19,999          40,001         $    3,083         $6,167

Mark H. Irion
  Chief Financial Officer               1,666           3,334         $      123         $  247

Bonnie S. Biumi
  Chief Financial Officer                  --              --                 --             --

Robert G. Warren,
  Senior Vice President,
  Neff Machinery, Inc.                 84,650              --         $   37,499             --

----------------
(1) Options are "in-the-money" at the fiscal year end if the fair market value of the underlying securities on such date exceeds the exercise price of the option.

Director Compensation

     In 1998, Messrs. Citron and Laffer each received one-time grants of (1) options to purchase an aggregate of 70,000 shares of Class A Common Stock at an exercise price equal to the fair market value (as defined in the Company's 1998
Plan) of the Class A Common Stock on the date of grant, and (2) a grant of options to purchase 5,000 shares of Class A Common Stock at an exercise price of $14.00 per share, the initial public offering price. A portion of these options vest in equal installments over a five year period, the remainder vest in equal installments over a two year period. The options have a ten year term, unless (a) the Director leaves the Board of Directors for any reason other than disability, death or cause, in which case the director will have three months after termination to exercise vested options, (b) the Director is dismissed from the Board of Directors for cause, in which case all options terminate immediately, (c) the Director's service terminates by reason of disability or resignation, in which case the Director will have one year after termination to exercise vested options or (d) the Director dies, in which case the Director's estate will have one year to exercise vested options.

     Messrs. Markbreiter and Dean will each receive payments of $25,000 in 2000 as compensation for serving on the special committee of the Board of Directors.

Employment Agreements; Change in Control Arrangements

  Employment Agreements with Messrs. Gladis and Irion

     The Company has entered into Employment Agreements with Peter G. Gladis, the Senior Vice President of Neff Rental, Inc., a wholly-owned subsidiary of the Company and Mark H. Irion, the Chief Financial Officer of the Company.

     Mr. Gladis' employment agreement has an initial term of three years and will be automatically extended for one year periods unless either party terminates the agreement on six months advance notice. In the event of termination of Mr. Gladis' employment due to his Disability (as defined in the agreement) or death, the Company will pay Mr. Gladis or his estate as severance pay each month for the two (2) years immediately following the date of termination, the amount necessary to make up the difference between the amount of payments the executive will receive during that month under the disability insurance policies maintained by the Company and Mr. Gladis' base monthly salary on the date of termination. In the event the Company terminates Mr. Gladis' employment other than for Cause (as defined in the agreement), death or Disability or he terminates his employment for Good Reason (as defined in the agreement) or under certain circumstances following a Change in Control (as defined in the agreement), then (a) the Company must pay Mr. Gladis a lump sum amount equal to three times the sum of his base salary and bonus; (b) Mr. Gladis is entitled, for a period of three years, to continuation of coverage at the Company's expense of his life insurance, disability, medical and dental benefits and (c) all restrictions on any outstanding awards granted to Mr. Gladis will lapse and be immediately vested. Mr. Gladis is prohibited from competing with the Company during the term of the agreement and for one year after his employment with the Company terminates for any reason.

     Mr. Irion's employment agreement has an initial term of one year and will be automatically extended for one year periods unless either party terminates the agreement on six months advance notice. In the event of termination of Mr. Irion's employment due to his Disability (as defined in the agreement) or death, the Company will pay Mr. Irion or his estate as severance pay each month for the eighteen months immediately following the date of termination, the amount necessary to make up the difference between the amount of payments the executive will receive during that month under the disability insurance policies maintained by the Company and Mr. Irion's base monthly salary on the date of termination. In the event the Company terminates Mr. Irion's employment other than for Cause (as defined in the agreement), death or Disability or he terminates his employment for Good Reason (as defined in the agreement) or under certain circumstances following a Change in Control (as defined in the agreement), then (a) the Company must pay Mr. Irion a lump sum amount equal to one and one-half times the sum of his base salary and bonus; (b) Mr. Irion is entitled, for a period of eighteen months, to continuation of coverage at the Company's expense of his life insurance, disability, medical and dental benefits and (c) all restrictions on any outstanding awards granted to Mr. Irion will lapse and be immediately vested. Mr. Irion is prohibited from competing with the Company during the term of the agreement and for one year after his employment with the Company terminates for any reason.

  Severance Agreement with Mr. Warren

     The Company entered into a severance agreement with Mr. Robert G. Warren in April 1999 when he resigned from his position as Senior Vice President of Neff Machinery, Inc., a wholly-owned subsidiary of the Company which was sold in December 1999. The severance agreement provided that the Company would (a) make a lump sum payment of $185,000 to Mr. Warren as severance pay and (b) continue coverage of Mr. Warren's life insurance, disability, medical and dental benefits for the twelve month period following April 23, 1999 (the "Termination Date"). In accordance with the severance agreement, options granted to Mr. Warren under the Company's 1998 Plan would remain exercisable for the six month period following the Termination Date and options granted to Mr. Warren under a stock option agreement dated as of June 28, 1996 would remain exercisable for the twelve month period following the Termination Date. The severance agreement prohibited Mr. Warren from competing with the Company for the six month period following the Termination Date.

  Stock Option Agreement with Mr. Fitzgerald

     The Company has entered into a stock option agreement, dated as of December 1, 1995, with Kevin P. Fitzgerald, the President and Chief Executive Officer of the Company. This agreement was not entered into pursuant to one of the Company's incentive stock plans. This option agreement provides that, in the event of a change in control (as defined), within sixty (60) days after such change in control, Mr. Fitzgerald will be permitted to surrender his unexercised options for cancellation, and he shall receive a cash payment calculated pursuant to a formula based on the excess, if any, of the fair market value, on the date preceding the date of the surrender, of the shares subject to the options surrendered over the aggregate exercise price for such shares. A change in control is generally defined in the agreement as (1) the acquisition by any person of more than 50% of the voting securities of the Company, (2) certain mergers involving the Company or (3) the sale of all of the assets of the Company.

  Incentive Stock Plans

     The 1998 Plan and the 1999 Plan permit the Company to provide that recipients of awards granted pursuant to these Plans shall receive certain benefits upon the occurrence of a change in control. A change in control is generally defined as (1) the acquisition by any person of more than 30% of the voting securities of the Company, (2) certain mergers involving the Company or
(3) the sale of all of the assets of the Company.

Report on Executive Compensation

     During the fiscal year ended 1999, decisions concerning compensation of executive officers were made by the entire Board of Directors.

     The Board of Directors is responsible for setting and administering executive officer compensation policies and programs. The Board of Directors is also responsible for determining the recipients and terms of options and other awards under the 1998 Plan and the 1999 Plan. The Board of Directors considers the recommendations of management when making determinations regarding executive compensation and awards under these Plans.

  Philosophy

     The members of the Board of Directors (the "Board") believe that the Company's success is largely due to the efforts of its employees and, in particular, the leadership exercised by its executive officers. Therefore, the Board believes that it is important to:

     /bullet/ Adopt compensation programs that stress stock ownership and, thereby, tie long-term compensation to increases in stockholder value as evidenced by price appreciation in the Class A Common Stock.

     /bullet/ Adopt compensation programs that enhance the Company's ability to attract and retain qualified executive officers while providing the financial motivation necessary to achieve continued high levels of performance.

     /bullet/ Provide a level of compensation that is competitive with a select group of successful national and regional construction equipment rental companies and dealerships that the Company believes are comparable to Neff.

     /bullet/ Select compensation programs that emphasize teamwork, corporate efficiency and overall corporate results.

     The members of the Board believe, however, that fixed compensation formulas may not adequately reflect all aspects of the Company's and an individual executive officer's performance. Therefore, the Board has retained a high degree of flexibility in structuring Neff's executive compensation. This approach allows the Board to annually evaluate subjectively and reward each executive officer's individual performance and contribution to the Company's overall financial and operational success.

     The components of the Company's executive compensation program for fiscal year 1999 were (1) annual compensation consisting of base salaries, (2) performance bonuses and (3) other benefits. Executive compensation is determined on the basis of total compensation rather than as separate free-standing components.

  Base Salary and Bonus

     The Board reviews each executive officer's base salary on an annual basis. In determining base salary compensation for fiscal year 1999, the Board considered financial and operational results of the previous fiscal year and the contributions made by the executive officers to the achievement of those results, and the compensation packages for executives of comparable position and responsibility in the industry. Mr. Fitzgerald assists the other members of the Board by making recommendations concerning salaries and bonuses to be paid to executive officers, other than himself.

     To provide additional incentive to achieve outstanding performance, the Company awards cash bonuses to executive officers based on the Board's subjective evaluation of corporate and individual performance. The Company's increasing rate of growth and the competitive nature of the Company's business placed greater demands than ever on the executive officers in 1999. The bonuses awarded by the Company for 1999 and the salaries determined for 1999 reflect this fact, as well as the attainment of certain performance goals in 1999 such as the Company's continued revenue and earnings growth and the successful sale by the Company of its investment in Sullair Argentina, S.A. and its equipment dealership business.

  Long-Term and Other Incentive Compensation

     The Board believes that the financial interests of executive officers should be aligned closely with those of stockholders through stock ownership. Pursuant to the Company's incentive stock plans, the Board may grant stock options, stock appreciation and dividend equivalent rights, restricted stock, performance units and performance shares to employees, officers, employee directors, consultants and advisors of the Company. These awards are based upon an evaluation of the contribution of eligible individuals to the Company's long-term performance and the importance of their responsibilities within the Company. Stock options granted under the 1998 Plan generally have a term of ten years, vest over three years and have an exercise price equal to the fair market value of the Class A Common Stock on the grant date. Phantom Shares granted under the Phantom Stock Plan generally vest over five years and must be redeemed by the Company within one year of vesting.

     In March 1999, the Company announced that it was evaluating strategic alternatives to enhance stockholder value. The Board decided not to grant any options or other stock-based awards under the 1998 Plan or the 1999 Plan while the Company was engaged in this process.

     Chief Executive Officer. Mr. Fitzgerald's compensation package for 1999 consisted of base salary and a cash bonus. In approving Mr. Fitzgerald's compensation arrangements, the Board took into account the Company and Mr. Fitzgerald's accomplishments during 1999, including successfully completing the acquisition of three equipment rental companies and increasing gross profit to 35.5% of total revenues for the year ended December 31, 1999. In addition, the Board also considered the overall compensation packages of other chief executive officers of companies in the construction equipment rental and dealership industries.

     Deductibility of Executive Compensation in Excess of $1.0 Million. Section 162(m) of the Internal Revenue Code of 1986 generally disallows a federal income tax deduction to any publicly held corporation for compensation paid in excess of $1 million in any taxable year to a named executive officer. Exceptions are made for qualified performance-based compensation, among other things. The Board generally intends to structure its executive awards under the Company's incentive stock plans to take advantage of this Section 162(m) exception. However, the Board does not believe that it is necessarily in the best interest of the Company and its stockholders that all compensation meet the requirements of Section 162(m) for deductibility and the Committee may determine to award non-deductible compensation in such circumstances as it deems appropriate. Moreover, in light of the ambiguities and uncertainties under Section 162(m), no assurance can be given that compensation intended by the Company to satisfy the requirements for deductibility under Section 162(m) does in fact do so.

                                   Jorge Mas
                                   Jose Ramon Mas
                                   Juan Carlos Mas
                                   Kevin P. Fitzgerald
                                   Arthur B. Laffer
                                   Joel-Tomas Citron
                                   Michael Markbreiter
                                   Paul E. Dean

          Compensation Committee Interlocks and Insider Participation

     During 1999, the entire Board of Directors was responsible for decisions concerning compensation. Other than Kevin P. Fitzgerald, there were no officers or employees of the Company who participated in deliberations concerning compensation matters.

                            Stock Price Performance

     The following stock price performance chart compares cumulative total stockholder return, assuming reinvestment of dividends, for (1) the Class A Common Stock, (2) Standard & Poor's 500 Stock Index and (3) a Competitor Group Index, for the period indicated. The chart assumes that $100 was invested at May 22, 1998, the date Neff Corp. began trading on the New York Stock Exchange, at the initial public offering price of $14.00 per share. Past stock price performance is not necessarily indicative of future results.

                               [GRAPHIC OMITTED]


Measurement Period
(Fiscal Year Covered)          Neff Corp.     Standard & Poor's 500     Competitor Group Index(1)
---------------------------   ------------   -----------------------   --------------------------
May 22, 1998 ..............    $  100.00            $  100.00                  $  100.00
December 31, 1998 .........        44.64               111.71                      92.97
December 31, 1999 .........        45.53               135.21                      53.10

----------------
(1) In accordance with the SEC's rules, the Company has elected to select a group of peer companies on an industry basis for comparison purposes. The Competitor Group includes three participants: National Equipment Services, Inc., Nationsrent, Inc. and United Rentals, Inc. Total return calculations were weighted according to the respective company's market capitalization.

                                  PROPOSAL 2

          Ratification of Selection of Independent Public Accountants

     The Board of Directors has appointed Deloitte & Touche as independent auditors for the Company for the year ending December 31, 2000. As the Company's independent auditors, Deloitte & Touche audits Neff's books of account and other corporate records. The Company's stockholders are being asked to ratify the selection of Deloitte & Touche as Neff's independent auditors at the Annual Meeting. Deloitte & Touche has served as the Company's independent auditors since 1996.

     A representative of Deloitte & Touche will be present at the Annual Meeting and will have the opportunity, if he or she desires, to make a statement and will be available to answer appropriate questions from stockholders.

     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR PROPOSAL 2.

ANNUAL REPORT

     A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 1999, AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, WILL BE MAILED WITHOUT CHARGE TO STOCKHOLDERS UPON REQUEST. REQUESTS SHOULD BE ADDRESSED TO THE COMPANY, 3750 NW 87th AVENUE, MIAMI, FLORIDA, 33178,
ATTENTION: JAMAL GARCIA, INVESTOR RELATIONS. THE FORM 10-K INCLUDES CERTAIN EXHIBITS, WHICH WILL BE PROVIDED ONLY UPON PAYMENT OF A FEE COVERING THE COMPANY'S REASONABLE EXPENSES.

SOLICITATION OF PROXIES, STOCKHOLDER PROPOSALS AND OTHER MATTERS

     The cost of this solicitation of proxies will be borne by Neff. In addition to the use of the mail, Company officials may solicit proxies in person and by telephone or telegraph, and may request brokerage houses and other custodians, nominees and fiduciaries to forward soliciting materials to the beneficial owners of Class A Common Stock.

     Proposals of stockholders intended to be presented at the Annual Meeting to be held in the year 2001 must be received by Neff no later than April 20, 2001 to be considered for inclusion in the Company's proxy statement and form of proxy relating to such meeting.

     The Directors know of no other business to be presented at the Annual Meeting. If other matters properly come before the meeting, the persons named as proxies will vote on them in accordance with their best judgment.

     You are urged to complete, sign, date and return your proxy promptly to make certain your shares of Class A Common Stock will be voted at the Annual Meeting. For your convenience in returning the proxy, an addressed envelope is enclosed, requiring no additional postage if mailed in the United States.

                                          For the Directors,

                                          /s/ KEVIN P. FITZGERALD
                                          -----------------------------------
                                          Kevin P. Fitzgerald
                                          Chief Executive Officer, President,
                                            Treasurer and Secretary

                           YOUR PROXY IS IMPORTANT.
                      PLEASE SIGN, DATE AND MAIL IT TODAY.

                          [GRAPHIC OMITTED NEFF LOGO]


                        Annual Meeting of Shareholders

                         Hilton Miami Airport & Towers
                            5101 Blue Lagoon Drive
                                Miami, Florida

                                 June 19, 2000
                                   10:00 A.M.


                           - FOLD AND DETACH HERE -

                 PROXY FOR 2000 ANNUAL MEETING OF SHAREHOLDERS
               SOLICITED BY THE BOARD OF DIRECTORS OF NEFF CORP.

     The undersigned hereby constitutes and appoints Jorge Mas and Kevin P. Fitzgerald (the "Proxies"), or any one of them with full power of substitution, attorneys and proxies for the undersigned to vote all shares of Common Stock of Neff Corp. (the "Company") that the undersigned would be entitled to vote at the 2000 Annual Meeting of Shareholders to be held at the Hilton Miami Airport & Towers, 5101 Blue Lagoon Drive, Miami, Florida 33126, at 10:00 a.m. on Monday, June 19, 2000, or any adjournments or postponements thereof, on the following matters coming before the Annual Meeting:

(1) Election of two (2) Class II Directors as described in the Proxy Statement of the Board of Directors.

  [ ] FOR the nominees listed below     [ ] WITHHOLD AUTHORITY to vote
                                            for the nominees listed below

                                JUAN CARLOS MAS
                                JOSE RAMON MAS

          (To withhold authority to vote for any individual nominee, write the nominee's name below:)

                                                                                             FOR     AGAINST     ABSTAIN
(2) To ratify the appointment of Deloitte & Touche as independent auditors for the fiscal    [ ]       [ ]         [ ]
    year ending December 31, 2000.


                    (Continued and to be signed on reverse)

                           - FOLD AND DETACH HERE -




(3) In their discretion, upon any other business which may properly be presented at the Annual Meeting or any adjournments or postponements thereof.

     Receipt of the Notice of Annual Meeting of Stockholders, the Proxy Statement dated May 20, 2000, and the Company's Annual Report on Form 10-K for the year ended December 31, 1999 is acknowledged.

ANY PROPER PROXY RECEIVED BY THE COMPANY AS TO WHICH NO CHOICE HAS BEEN INDICATED WILL BE VOTED BY THE PROXIES "FOR" THE NOMINEES AND THE PROPOSALS SET FORTH ABOVE.

                                             Date:________________________, 2000
                                             Signature:_________________________
                                             Signature:_________________________

                                             (Please sign exactly as your name
                                             or names appear on this proxy.
                                             When signing as executor,
                                             guardian, trustee, joint owners,
                                             agent, authorized representative
                                             or a corporate owner, or other
                                             representative, please give your
                                             full title as such.)